UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2015

Commission File Number: 000-53462

VNUE, INC.

(Exact name of registrant as specified in charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

98-054-3851

(IRS Employer Identification Number)

104 West 29th Street 11th Floor New York, NY 10001

(Address of principal executive offices)

3209 Utah Ave S, Seattle, Washington 98134

(Address of old executive offices)

857-777-6190

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Share Transfer Agreement with Broadcasting Institute of Maryland, Inc. and Louis Mann

As reported in the Company’s Form 8-K dated June 4, 2015, on May 29, 2015, the Company Closed on the Merger whereby VNUE became a wholly owned subsidiary (the “MERGER”). Under the terms the MERGER, Louis Mann (“MANN”) was appointed President, Secretary and Director of the Company.

As reported in the June 4, 2015 8-K, under the terms of the MERGER, MANN received 51,885,591 shares of the Company’s Common Stock upon the Closing of the MERGER, as consideration for his shares of VNUE stock.

MANN accepted a position as President of the Broadcasting Institute of Maryland, Inc., a Maryland Corporation which has operated a broadcasting school for over forty years (“BIM”). Both before and after the Closing of the Merger, VNUE was in continued negotiations with MANN with the goal of completing the acquisition of BIM, but those negotiations had not reached the point where any agreement was signed.

Pursuant to these negotiations, prior to the MERGER, and while VNUE was still a private company, VNUE awarded MANN certain shares of VNUE stock as consideration for the planned acquisition of BIM which had not yet taken place.

Following the Closing of the Merger, while working toward the acquisition of BIM, VNUE advanced a total of $52,037.39 in funds to BIM at MANN’s request for the payment of BIM’s operating expenses (the “BIM Loans”). After several weeks of continued due diligence by both parties, it became evident that the parties could not agree on terms whereby the Company would acquire BIM, and the parties agreed to discontinue negotiations for such acquisition before a Letter of Intent had been signed.

On August 26, 2015, upon the terms and subject to the conditions set forth in the Share Transfer Agreement, MANN agreed to unwind the BIM Transaction, such that MANN returned 21,885,591 Common Shares to the Company for cancellation, and MANN resigned from his respective officer and director positions with the Company, in exchange for the forgiveness by VNUE of the BIM Loans. Following such cancellation, MANN still retains 30,000,000 Common Shares.

Immediately upon the Closing of the Share Transfer Agreement, the Company released all claims for repayment against BIM and MANN, and the 21,885,591 Common Shares were returned to the Company, and are in the process of being cancelled and extinguished by the Company’s Transfer Agent.

A copy of the Merger Agreement was attached as Exhibit 10.1 to the Company’s 8-K filed on April 14, 2015. A copy of the Share Transfer Agreement is attached hereto as Exhibit 10.1. The description of the Share Transfer Agreement herein is qualified by the terms of the full text of the agreement attached thereto and the terms thereof are incorporated herein by reference.

Advisory Agreement with Louis Mann

Immediately upon the Closing of the Share Transfer Agreement, the Company entered into an Advisory Agreement with MANN. Such Advisory Agreement provides for MANN’s continued and ongoing advisory services to the Company until December 31, 2015 and MANN will be paid Twenty-Five Thousand Dollars ($25,000.00) for providing such Advisory Services, which is due and payable on or before December 31, 2015. If such Advisor’s Fee is not paid within Four (4) Months following the end of the Term, VNUE may elect to issue MANN Twenty-Five Thousand Dollars ($25,000.00) worth of VNUE common stock as payment in full for services rendered under this Agreement. If stock is issued to MANN in lieu of cash, the value of such stock shall be determined by using the closing price published by OTCMarkets.com on December 31, 2015.

A copy of the Advisory Agreement is attached hereto as Exhibit 10.2. The description of the Advisory Agreement herein is qualified by the terms of the full text of the agreement attached thereto and the terms thereof are incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Directors; Election of Directors; Appointment of Certain Officers.

On August 26, 2015 Louis Mann resigned from his positions as President, Secretary and Director of the Company and our operating subsidiary, VNUE, Inc. On August 26, 2015, the Company’s Board of Directors accepted the resignation of Louis Mann, and Matthew Carona, the Company’s CEO and Director, was appointed to the offices of President and Secretary until such time as a successor is appointed. Collin Howard remains CFO and Director of VNUE, Inc. and it subsidiary.

Mr. Mann, 64, continues to serve as a paid Advisor. He did not resign from his respective officer and director positions as the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies), or practices, but rather in order to concentrate on his role as President of the Broadcasting Institute of Maryland.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Share Transfer Agreement dated August 26, 2015
10.2	Advisory Agreement dated August 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2015	VNUE, INC.

	By:	/s/Matthew Carona
Matthew Carona
CEO